UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) : MARCH 10, 2023

FOUR CORNERS PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-37538	47-4456296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 Redwood Highway, Suite 3215, Mill Valley, California 94941
(Address of principal executive offices, including zip code)
(415) 965-8030
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.0001 par value per share	FCPT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 10, 2023, Four Corners Property Trust, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) elected Barbara Jesuele, aged 48, as a member of the Board, effective March 9, 2023. Ms. Jesuele will serve as a director of the Board with a term expiring at the 2023 annual meeting of stockholders and until her successor has been duly elected and qualified. The Board has affirmatively determined that Ms. Jesuele is an independent director pursuant to the NYSE's listing standards. Ms. Jesuele will serve on the Company's Investment Committee and Compensation Committee. With this addition, the Company's Board will be comprised of eight members, seven of which are independent, 50% of which are female and 25% of which consist of underrepresented groups (members who are either racially diverse or identify as LGBTQ).

Ms. Jesuele will receive the standard director compensation that the Company provides to its non-employee directors, subject to proration to reflect the commencement date of her service on the Board. The non-employee director compensation program is described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 22, 2022.

As of the date hereof, there are no transactions between Ms. Jesuele and the Company that would be reportable under Item 404(a) of Regulation S-K.

Ms. Jesuele has extensive experience in real estate, as well as private and public markets and serves as the Deputy Chief Investment Officer at J. Paul Getty Trust (“Getty”). Ms. Jesuele has worked at Getty for over 20 years, working across public and private market asset classes. Ms. Jesuele started at Getty in 2002 as a senior investment analyst in private equity. Ms. Jesuele was promoted to manager of real assets in 2008, director of real assets in 2011, then managing director of real assets in 2013. Ms. Jesuele assumed responsibility for public equity in 2020 in addition to the real assets portfolio. Prior to Getty, Ms. Jesuele started her career at HypoVereinsbank (UniCredit) in Munich, Germany, as a credit risk analyst with the Financial Institutions Group focused on Asia. Ms. Jesuele is fluent in German, Filipino, and English, studied International Economic Relations at the University of Hamburg, Germany, and holds a B.A. in Management and Economics from the Ateneo de Manila University, Philippines.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) On March 9, 2023, the Board approved and adopted an amendment and restatement of the Company’s Bylaws (the “Amended and Restated Bylaws”). Among other things, the Amended and Restated Bylaws:

•address the universal proxy rules adopted by the U.S. Securities and Exchange Commission, by clarifying that no person may solicit proxies in support of a director nominee other than the Board’s nominees unless such person has complied with Rule 14a-19 under the Securities Exchange Act of 1934, as amended, including applicable notice and solicitation requirements;

•require that a stockholder directly or indirectly soliciting proxies from other stockholders use a proxy card color other than white, which shall be reserved for exclusive use by the Board;

•enhance procedural mechanics and disclosure requirements in connection with stockholder nominations of directors and submissions of proposals regarding other business at stockholder meetings, including requiring additional background information and disclosures regarding proposing stockholders, proposed nominees and business, and other persons related to a stockholder’s solicitation of proxies;

•clarify that the Board may determine that a meeting of stockholders may be held by means of remote communication;

•adopt an exclusive forum provision designating the Circuit Court for Baltimore City, Maryland, (the “Maryland Circuit Court”) or, if the Maryland Circuit Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, as the exclusive forum for certain legal actions involving the Company unless the Company consents to the selection of an alternative forum; and

•implement other technical, modernizing and administrative changes and enhancements.

The foregoing general description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws attached hereto as Exhibit 3.2 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description

3.2	Four Corners Property Trust, Inc. Second Amended and Restated Bylaws, dated as of March 9, 2023
99.1	Press Release dated March 10, 2023

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ JAMES L. BRAT
James L. Brat Chief Operations Officer and Secretary
Date: March 10, 2023